EXHIBIT 99.1

      Lynette Boggs-McDonald Resigns from Station Casinos' Board

    LAS VEGAS--(BUSINESS WIRE)--April 1, 2004--Station Casinos, Inc. (NYSE: STN - News; "Station" or "the Company") announced today that Lynette Boggs-McDonald has resigned from the Company's Board of Directors. Ms. Boggs-McDonald joined the Company's board in July 2003.
    Ms. Boggs-McDonald said the she is resigning from the board in order to devote her full time and attention to her new position on the Clark County Commission. Ms. Boggs-McDonald was appointed to the Clark County Commission today by Nevada Governor Kenny Guinn.
    "We thank Lynette for her service and contributions to Station Casinos and we wish her well as she continues to serve the Las Vegas community," stated Frank J. Fertitta III, Chairman and Chief Executive Officer of the Company.
    The Company plans to replace Ms. Boggs-McDonald's position on the Board of Directors with another independent director.

    Company Information

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Lesley A. Pittman, 800-544-2411 or 702-367-2437